Exhibit 10.2

FOURTH AMENDMENT TO EXECUTIVE
EMPLOYMENT AGREEMENT

        This Amendment is made as of this 28th day of May 2003, between THERAGENICS CORPORATION, a Delaware Corporation (the “Company”) and BRUCE W. SMITH (the “Executive”).

INTRODUCTION

        The Company and the Executive are parties to that certain executive employment agreement dated January 1, 1999, amendment to executive employment agreement dated June 29, 1999, second amendment to executive employment agreement dated June 15, 2001 and third amendment to employment agreement dated September 3rd, 2002 (hereinafter collectively referred to as the “Executive Employment Agreement”). The parties now desire to amend the Executive Employment Agreement to provide as follows:

         NOW THEREFORE, the parties amend the Executive Employment Agreement as follows:

1.	By substituting the following for Section 4(e):

(e) Certain Terminations not in Connection with a Change in Control. Upon termination of the Executive’s employment by the Company without Cause or by the Executive for Good Reason, thVe Company shall be obligated to continue to pay the Executive his annual base salary at the time of termination of employment for two (2) years after termination of employment. Payments made under this Section 4(e) shall be paid as a salary continuation.

2	By substituting the following for Section 2(a):

(a) Employment. The Company hereby employees the Executive as its Executive Vice President for Strategy, Development & Acquisitions and the Executive accepts such employment with the Company in such capacity and agrees to serve as Executive Vice President for Strategy, Development & Acquisitions as long as he is appointed to such position, subject to the terms and conditions hereof. The Executive shall report to the Chief Executive Officer and the Board of Directors and shall have such authority and responsibilities as shall reasonably be assigned to the Executive from time to time by the Chief Executive Officer of the Company.

                    Except as specifically amended hereby, the Executive Employment Agreement shall remain in full force and effect as prior to this Amendment.

IN WITNESS WHEREOF, the Company and the Executive have each executed and delivered this Amendment as of the date first shown above.

THE COMPANY:

THERAGENICS CORPORATION

By: /s/ James A. MacLennan

Title: Chief Financial Officer

ATTEST:

/s/       Tracy M. Culver

Title:   Corporate Secretary & General Counsel

              [CORPORATE SEAL]

EXECUTIVE:

By: /s/ Bruce W. Smith

Title: Executive V.P.